As filed with the Securities and Exchange Commission on February 12, 2015

Registration No. 333-129401

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-8 REGISTRATION STATEMENT NO. 333-129401

UNDER

THE SECURITIES ACT OF 1933

PEERLESS SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3732595

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

1055 Washington Blvd., 8th Floor, Stamford, CT 06901

(Address of Principal Executive Offices) (Zip Code)

Peerless Systems Corporation Amended and Restated 2005 Incentive Award Plan

(Full Title of the Plan)

Timothy E. Brog

Chief Executive Officer and Chairman

Peerless Systems Corporation

1055 Washington Blvd., 8th Floor

Stamford, CT 06901

(203) 350-0040

(Name, address and telephone

number of agent for service)

with copies to:

Ronald W. Frank, Esq.

Nicholas A. Bonarrigo, Esq.

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222-2716

Phone: (412) 288-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Peerless Systems Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of the Shares offered under the Peerless Systems Corporation Amended and Restated 2005 Incentive Award Plan:

•	Registration Statement No. 333-129401 filed on November 2, 2005

On December 22, 2014, the Company entered into an Agreement and Plan of Merger with Mobius Acquisition, LLC, (“Parent”), and Mobius Acquisition Merger Sub Inc. (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a direct, wholly owned subsidiary of Parent. The Merger became effective at [x:xx] [a.m.], New York City Time, on February 12, 2015, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statements that remain unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 12th day of February, 2015.

Peerless Systems Corporation

By: /s/ Timothy E. Brog
Timothy E. Brog
Chief Executive Officer